Exhibit 10.1

                    CFW COMMUNICATIONS COMPANY
                 1997 EMPLOYEE STOCK PURCHASE PLAN


Section 1.   Shares Offered

CFW Communications Company, hereinafter called the "Company", offers for sale to its eligible personnel, as defined in Section 2, shares of Common Stock of the Company in number equivalent to 50,000 shares of Common Stock having no par value pursuant to its 1997 Employee Stock Purchase Plan, adopted by the Company's Board of Directors (the "Board") on August 25, 1997 with an Anniversary Offering to be made each subsequent anniversary until all of the authorized shares are subscribed and issued. Shares may be purchased in the open market or otherwise for use in the Plan.

Section 2.   Who May Participate

All regular personnel of the Company and its subsidiaries who are full-time employees, excluding occasional or part-time personnel regularly scheduled to work less than 20 hours per week, are eligible to purchase Common Stock under the Plan. Any person who becomes an employee of the Company after the effective date of the Plan and meets all requirements herein provided shall also be eligible.

Section 3.   Method of Electing to Subscribe and Purchase

In order to subscribe and purchase shares of Common Stock, every eligible employee shall sign a Subscription Agreement and deliver it to the Corporate Office of the Company, or to one of the local offices within ten (10) calendar days from the effective date of the Plan, or any anniversary of such effective date for as long as the Plan is in effect; provided, that initial subscriptions of persons becoming employees of the Company after the effective date of the Plan shall be delivered within thirty (30) calendar days of the date of employment. However, the Company may extend the date by which subscriptions must be delivered if existing circumstances justify such extension. All subscriptions shall be subject to the terms hereof and to acceptance by the Company. Subscriptions shall be considered accepted unless notice is received to the contrary.

The Company, through broker-dealer firms, acts as a Purchasing
Agent for the Plan and makes purchases of Common Stock for the Plan in the open market or otherwise.

Section 4.   Purchase Price

The purchase price per share of Common Stock for shares purchased directly from the Company shall be ten percent (10%) less than the average of the high and low sale prices on the issue date as reported on the NASDAQ National Market System. The issue date shall be the last trading day of the month. The purchase price per share of Common Stock for shares purchased in the market or otherwise by the Purchasing Agent will be 90% of the average price of all shares purchased for the Plan for the applicable period.

Section 5.   Number of Shares Which May Be Purchased

The number of shares each eligible employee may purchase will be determined by the amount of the payroll deduction and the purchase price as defined in Section 4.

An eligible employee may authorize a maximum payroll deduction of $12.50 per year for each $100 of annual basic rate of wage or salary for the purchase of stock under the Plan. An employee may, however, elect to authorize a payroll deduction of less than the maximum amount.

Basic rate of wage and salary shall be those in effect on the date the payroll deduction authorization is made or amended. The amount of any payroll deduction may be amended on each anniversary of the effective date of the Plan by delivery of a new subscription in accordance with Section 3; provided, that the amount of any payroll deduction may be reduced at any time by delivery of a new subscription in accordance with Section 3, effective upon such delivery.

Section 6.   Duration of Stock Purchase Plan

The Plan will continue until 50,000 shares have been subscribed and issued to eligible employees, unless the Plan is sooner terminated by the Board.

Section 7.   Method of Payment

Payment for shares subscribed shall be by payroll deduction only, and such deduction shall be authorized in writing by each person so subscribing. The amount of the bi-weekly deduction for hourly-paid personnel paid on a bi-weekly or a weekly basis shall be 1/26th or 1/52nd, respectively, of the total amount permitted to be withheld on an annual basis. The amount of the semi-monthly deduction for exempt and non-exempt salaried personnel shall be 1/24th of the total amount permitted to be withheld on an annual basis. Payroll deductions will begin following the expiration of the enrollment period.

Section 8.   Interest on Payroll Deductions

No interest will be paid on payroll deductions.

Section 9.   Account Statements

Each participant will receive a quarterly statement detailing the transactions for the period. The statement will be similar to the statement provided now to participants in the Dividend
Reinvestment and Stock Purchase Plan.

Since an employee's deduction seldom will be an amount that will purchase an exact number of shares, purchases for an account will normally include a fractional share. These fractional shares will earn proportional dividend income the same as full shares, and will be computed to three decimal places.

Section 10.  Rights of Employees Who Have Subscribed for Stock

No participating employee shall have any rights of a shareholder as to shares subscribed for and purchased pursuant to the Plan, prior to the issue date for such shares.

Any employee who has subscribed for shares of Common Stock may, upon written notice to the employer, cancel such subscription as to unissued shares and receive in cash the net amount of all payroll deductions credited to him at the date of such notice. Any employee who cancels his subscription may, thereafter, if eligible at the time, resubscribe in accordance with Section 3.

If any employee shall die or cease to be an employee of the Company for any reason, his subscription shall be deemed to be canceled automatically, and such employee or his personal representative shall be entitled to receive in cash the net amount of all payroll deductions credited to him at the time of such event.

Section 11.  Changes in Shares of Common Stock

In the event of any stock dividend, stock split or other reclassification of the Company's Common Stock or in the event of any merger, consolidation or sale of all or substantially all of the assets of the Company, an appropriate adjustment may be made in the number of shares offered pursuant to the Plan and in the purchase price per share. Whether and how any such adjustments are made shall be determined by the Board of Directors in accordance with what it deems appropriate and equitable under the circumstances.

Section 12.  General

The Company's interpretation of any provision of the Plan shall be conclusive and binding on all persons. The Company may prescribe additional provisions applicable to the Plan. However, such provisions shall not affect any action taken or rights accrued before such provisions are prescribed. The Company reserves the right to terminate the Plan at any time.